Offer to Purchase for Cash

Up to 762,640 Shares of Common Stock

of

AMERICAN INDEPENDENCE CORP.

at

$10.00 Net Per Share

by

INDEPENDENCE HOLDING COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY, NEW YORK TIME

ON

WEDNESDAY, OCTOBER 2, 2013 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED

September 4, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Independence Holding Company, a Delaware corporation (“Purchaser”), to act as information agent in connection with Purchaser’s offer to purchase up to 762,640 shares of common stock, $0.01 par value per share (the “Shares”), of American Independence Corp., a Delaware corporation (“AMIC”), at a price of $10.00 per Share, net to the sellers in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase dated September 4, 2013 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and any amendments or supplements hereto and thereto, the “Offer”), enclosed herewith.  Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

As discussed in the Offer to Purchase, Purchaser is not conducting the Offer in any jurisdiction where the Offer would be illegal under the laws of such jurisdiction.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Substitute Form W-9;

3.	A Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to Registrar and Transfer Company (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4.	A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding; and

6.	A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible.  Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City, New York time on Wednesday, October 2, 2013, unless the Offer is extended.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.  You may gain some additional time by making use of the Notice of Guaranteed Delivery. If holders of the Shares wish to tender your Shares, but it is impracticable for you to do so prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Offer to Purchase.

Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer.  Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.  Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Registrar and Transfer Company (the “Information Agent”) at the address and telephone number set below.

Very truly yours,

Registrar and Transfer Company

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU (OR ANY PERSON) THE AGENT OF PURCHASER, AMIC, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES.  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU (OR ANY OTHER PERSON) TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

REGISTRAR AND TRANSFER COMPANY

10 Commerce Drive

Cranford, NJ  07016

Call Toll-Free:  (800) 368-5948